Exhibit 8

April 10, 2018

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Ladies and Gentlemen:

We have acted as special tax counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $550,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2028 (the “Notes”), pursuant to a prospectus supplement dated April 3, 2018 to the prospectus dated May 1, 2015 (collectively, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (File No. 333-203802) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain U.S. federal income tax matters. This opinion is furnished to you pursuant to Section 6 of the Underwriting Agreement, dated April 3, 2018, between the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., and MUFG Securities Americas Inc., as Representatives of the Several Underwriters (collectively, not including the Company, the “Underwriters”) (the “Agreement”), in connection with the fulfillment of one of the conditions precedent to the obligations of the Underwriters to purchase and pay for the Notes being sold. Certain capitalized terms used herein without definition are as defined in the Agreement.

In giving this opinion, we have examined and relied upon originals or copies of the following documents:

•	the Second Restated Certificate of Incorporation, as amended, of the Company;

•	the Fifth Amended and Restated By-Laws of the Company;

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	the Company’s Current Report on Form 8-K filed on March 5, 2018;

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Welltower Inc.

April 10, 2018

•	the Registration Statement, the General Disclosure Package and the Prospectus;

•	the Company’s and each REIT Subsidiary’s 2016 federal income tax return;

•	a certificate (each an “Officer’s Certificate”) from each of the Company and certain subsidiaries of the Company that have also elected to be taxed as “real estate investment trusts” for federal income tax purposes (each, other than the Company, a “REIT Subsidiary”), dated on or about the date hereof and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiaries and their respective subsidiaries; and

•	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed with your consent that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. During its taxable years ended December 31, 2011 through December 31, 2017, the Company, the REIT Subsidiaries and their respective subsidiaries, have operated, and, in subsequent taxable years, will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company and the REIT Subsidiaries with the real estate investment trust (“REIT”) provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in the Officer’s Certificates, true for such years;

3. Neither the Company nor any REIT Subsidiary will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

4. No action will be taken by the Company or a REIT Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Welltower Inc.

April 10, 2018

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer’s Certificates. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Officer’s Certificates and our review of the discussion in the Company’s Current Report on Form 8-K under the caption “Material U.S. Federal Income Tax Considerations” and the discussion under the caption “Additional U.S. Federal Income Tax Considerations” in the Prospectus (and any similar section or information contained in the General Disclosure Package), we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2011 through December 31, 2017;

(b) the Company’s organization and current and proposed method of operations, if continued, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2018 and each taxable year thereafter; and

(c) the discussions contained under the caption “Material U.S. Federal Income Tax Considerations” in the Company’s Current Report on Form 8-K and under the caption “Additional U.S. Federal Income Tax Considerations” in the Prospectus (and any similar section or information contained in the General Disclosure Package), each to the extent it constitutes matters of

Welltower Inc.

April 10, 2018

federal income tax law or legal conclusions relating thereto, is accurate in all material respects and presents fairly and accurately the material aspects of the federal income tax (i) treatment of the Company and (ii) considerations that are likely to be material to a holder of the Notes.

We will not review on a continuing basis either the Company’s or any REIT Subsidiary’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the foregoing opinions do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is given for the sole benefit of the Company and the Underwriters pursuant to Section 6 of the Agreement.

We hereby consent to the filing of this opinion as an exhibit to Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

Welltower Inc.

April 10, 2018

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

ARNOLD & PORTER KAYE SCHOLER LLP